UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2016

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Union Boulevard, Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Termination of Named Executive Officers.

On March 18, 2016, the employment of each of Paul H. Zink, as the Senior Vice President and Chief Financial Officer of Rare Element Resources Ltd. (the “Registrant”), Jaye T. Pickarts, as the Registrant’s Chief Operating Officer, and George Byers, as the Registrant’s Vice President of Government and Community Relations, was terminated effective as of March 31, 2016, after which time each of Messrs. Zink, Pickarts and Byers is expected to transition to a part-time advisory and consulting role for Rare Element Resources, Inc. (the “Company”), a Wyoming corporation and wholly owned subsidiary of the Registrant.

Each of Messrs. Zink, Pickarts and Byers was terminated without cause.  As a result, (i) Mr. Zink will receive severance benefits under the terms of the Severance Compensation Agreement dated as of June 16, 2014 between Mr. Zink and the Company, as amended on January 11, 2016; (ii) Mr. Pickarts will receive severance benefits under the terms of the Employment Agreement between Mr. Pickarts and the Company dated as of March 1, 2011, as amended effective as of January 18, 2016; and (iii) Mr. Byers will receive severance benefits under the terms of the Severance Compensation Agreement dated as of April 23, 2013 between Mr. Byers and the Company, as amended on January 11, 2016.  The material terms of these severance and employment agreements were disclosed in the Registrant’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 28, 2011 and the Registrant’s Current Reports on Form 8-K filed with the SEC on June 17, 2014, January 13, 2016, and January 21, 2016, all of which are hereby incorporated by reference into this Current Report on Form 8-K.

(e)

Entrance into Material Compensatory Contract or Arrangement.

In addition, on March 18, 2016, the Registrant entered into a Second Amendment to Severance Compensation Agreement with Randall J. Scott, the Registrant’s President and Chief Executive Officer (the “Second Amendment”), that amends Mr. Scott’s existing Severance Compensation Agreement.  The Registrant believes that the Second Amendment is fair and appropriate (i) to conserve the Registrant’s cash holdings during the current “care and maintenance” program for its Bear Lodge Rare Earth Element Project, and (ii) to ensure Mr. Scott’s continued employment, attention and dedication.

Pursuant to the Second Amendment, any potential severance compensation payable to Mr. Scott under the Severance Compensation Agreement as a result of a “qualifying termination” (as defined below) prior to a “change in control” (as defined in the Severance Compensation Agreement) will be reduced by the amount of salary paid to Mr. Scott during his employment with the Company in the three months ending June 30, 2016.  This potential decrease in severance compensation is a continuation of the reduction agreed to in the First Amendment to Severance Compensation Agreement dated as of January 11, 2016, pursuant to which any potential severance compensation payable to Mr. Scott under the Severance Compensation Agreement as a result of a qualifying termination prior to a change in control will be reduced by the amount of salary paid to Mr. Scott during his employment with the Company in the three months ending March 31, 2016.  However, this potential decrease in severance compensation would not reduce any severance compensation payable as a result of a qualifying termination on or after a change in control, or if, in the discretion of the Board of Directors, the Registrant achieves key objectives in the second quarter of 2016.  All other terms of the Severance Compensation Agreement remain unaltered by the Second Amendment.

Under the Severance Compensation Agreement with Mr. Scott, a “qualifying termination” includes a separation from service from the Company that is (i) initiated by the Company for any reason other than “cause” (which includes, among other things, conviction of a felony, theft, a material act of dishonesty or fraud, intentional or reckless conduct or gross negligence materially harmful to the Company, willful failure to follow lawful instructions of the person or body to which Mr. Scott reports, or gross negligence or willful misconduct in the performance of Mr. Scott’s assigned duties), death or disability, or (ii) initiated by Mr. Scott for “good reason” due to certain reasons, including a material change in title or duties, a material reduction in compensation or a material geographic relocation, in each case which the Company has failed to cure.

The description of the Second Amendment is merely a summary and is qualified in its entirety by reference to the Second Amendment to Severance Compensation Agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Second Amendment to Severance Compensation Agreement with Randall J. Scott, dated as of March 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 22, 2016

RARE ELEMENT RESOURCES LTD.

/s/ Randall J. Scott

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Severance Compensation Agreement with Randall J. Scott, dated as of March 18, 2016